As filed with the Securities and Exchange Commission on July 26, 2021

Registration No. 333-196622

Registration No. 333-203042

Registration No. 333-227082

Registration No. 333-229760

Registration No. 333-234696

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-196622)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-203042)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-227082)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-229760)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-234696)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKFIELD PROPERTY PARTNERS L.P.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	Not Applicable
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

73 Front Street, 5th Floor

Hamilton, Bermuda HM 12

(441) 294-3309

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Brookfield Property Group Restricted Stock Plan

Brookfield Property Partners Amended and Restated BPY Unit Option Plan

Brookfield Property Partners BPY Unit Option Plan (GGP)

Brookfield Property L.P. FV LTIP Unit Plan

Brookfield Property Partners Amended and Restated BPY Unit Option Plan (Canada)

(Full Title of Plans)

Brookfield Property Group LLC

Brookfield Place

250 Vesey Street, 15th Floor

New York, NY 10281-1023

(212) 417-7000

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Mile Kurta, Esq.

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, NY 10036

(212) 880-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements filed by Brookfield Property Partners L.P., a Bermuda exempted limited partnership (“BPY”), on Form S-8 (collectively, the “Registration Statements”):

•                  Registration Statement No. 333-196622, originally filed with the Securities and Exchange Commission (the “SEC”) on June 9, 2014, which registered the offer and sale of 1,500,000 limited partnership units of BPY (“units”) issuable pursuant to the Brookfield Property Group Restricted Stock Plan;

•                  Registration Statement No. 333-203042, originally filed with the SEC on March 26, 2015, which registered the offer and sale of 15,000,000 units issuable pursuant to the Brookfield Property Partners Amended and Restated BPY Unit Option Plan;

•                  Registration Statement No. 333-227082, originally filed with the SEC on August 28, 2018, which registered the offer and sale of 3,520,000 units issuable pursuant to the Brookfield Property Partners BPY Unit Option Plan (GGP);

•                  Registration Statement No. 333-229760, originally filed with the SEC on February 20, 2019, which registered the offer and sale of 1,250,000 units issuable pursuant to the Brookfield Property L.P. FV LTIP Unit Plan ; and

•                  Registration Statement No. 333-234696, originally filed with the SEC on November 14, 2019, which registered the offer and sale of 7,000,000 units issuable pursuant to the Brookfield Property Partners Amended and Restated BPY Unit Option Plan (Canada).

BPY is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by BPY pursuant to the above-referenced Registration Statements.

On July 26, 2021, Brookfield Asset Management Inc. (“BAM”) and BPY successfully closed their previously-announced business combination pursuant to which BAM (through its subsidiaries) acquired all of the issued and outstanding units of BPY by way of a plan of arrangement under the Business Corporations Act (Ontario) (the “Arrangement”), in accordance with and subject to the terms and conditions of that certain Arrangement Agreement, dated as of March 31, 2021 (as amended, the “Arrangement Agreement”), by and among BPY, BAM and BPY Arrangement Corporation, a wholly owned subsidiary of BAM.

In connection with the Arrangement, BPY has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by BPY in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, BPY hereby removes and withdraws from registration all such securities of BPY registered under the Registration Statements that remain unsold as of the date these Post-Effective Amendments.

The foregoing summary of the Arrangement Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Arrangement Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on July 26, 2021. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

BROOKFIELD PROPERTY PARTNERS L.P., by its general partners, BROOKFIELD PROPERTY PARTNERS LIMITED

By:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary